INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Lamaur Corporation for the 1996 Nonstatutory Stock Option Plan, the 1997 Employee Stock Purchase Plan and the 1997 Stock Plan, of our report dated January 24, 1996 on the financial statements of PCD, the Personal Care Division of DowBrands L.P. (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph referring to PCD's basis of presentation), and of our report dated March 26, 1997 on the financial statements of The Lamaur Corporation, both appearing in the Annual Report on Form 10-K of The Lamaur Corporation for the year ended December 31, 1996.


DELOITTE & TOUCHE LLP

San Francisco, California
May 7, 1997
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